CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-94487 and 333-72670) and Registration Statements on Form S-8 (Nos. 333-30892, 333-30898, 333-34690, 333-53890, 333-61444 and 333-97669) of The MONY Group, Inc. of our report dated February 6, 2003 relating to the financial statements, which appear in this Form 10-K.

PricewaterhouseCoopers LLP

New York, New York

March 27, 2003